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                     [LETTERHEAD OF KPMG PEAT MARWICK LLP]

Exhibit 23


                   INDEPENDENT AUDITORS' REPORT ON FINANCIAL
                        STATEMENT SCHEDULES AND CONSENT



The Board of Directors
BHA Group, Inc.:


The audits referred to in our report dated November 7, 1995 included the related financial statement schedule as of September 30, 1995 and for each of the years in the three-year period ended September 30, 1995, included in the 1995 annual report on Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such a financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We consent to incorporation by reference in the registration statement on Form S-8 of BHA Group, Inc. of our report dated November 7, 1995 relating to the consolidated balance sheets of BHA Group, Inc. and subsidiaries as of September 30, 1995 and 1994, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the years in the three-year period ended September 30, 1995, and the related schedule, which report is incorporated by reference in the September 30, 1995 annual report on Form 10-K of BHA Group, Inc. We also consent to the reference to our firm under the heading "Selected Financial Data," in Form 10-K. Our report refers to a change in the method of accounting for income taxes.


                                                           KPMG PEAT MARWICK LLP

Kansas City, Missouri
December 15, 1995


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